SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2003

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 S. High Street, Columbus Grove, Ohio		45830-1241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

     99.1     Press Release dated April 22, 2003

Item 9.

The information contained in this Item 9 of this Current Report is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" of Form 8-K in accordance with SEC Release Nos. 33-8216; 34-47583

The information in this Current Report is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On April 22, 2003, United Bancshares, Inc. issued an earnings release announcing its financial results for the first quarter ended March 31, 2003.  A copy of the earnings release is attached as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: April 22, 2003	By: /s/ Brian D. Young Brian D. Young Chief Financial Officer

Exhibit 99.1

On April 22, 2003, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $510 million, today announced its first quarter basic net earnings of 29¢ per share and the addition of key personnel.

For the quarter ended March 31, 2003, United Bancshares, Inc. reported net income $1,061,000, or $0.29 basic earnings per share. This compares to first quarter 2002 net income of $550,000 ($.15 per basic earnings per share) before cumulative effect of change in accounting principle.  Compared with the same period in 2002, first quarter 2003 net income increased $511,000 or 93%.  The increase was primarily the result of net of tax increases of $411,000 in non-interest income and $183,000 in net interest income.  In addition, increases in non-interest expenses of $145,000 and the decrease in the provision for loan losses of $63,000, all net of tax, impacted the comparison.

Increased net interest income was the result of improved net interest margin and growing earning asset base.  The increase in non-interest income was largely due to an increase in gain on sale of loans, including capitalized servicing rights, of $310,000 (net of tax).  Such increase was attributable in significant part to the continued boom in the refinancing of home mortgages and the selling of an additional $8 million in previously booked fixed rate loans.

Return on average assets was 1.00% for the first quarter of 2003, compared to 0.58% for the comparable quarter of 2002.  Return on average equity for the first quarter of 2003 was 10.47% compared to 6.42% for the same period of 2002.

During the first quarter of 2003 the Company created and filled the position of Chief Risk Officer/General Counsel and filled the positions of Credit Control Manager and Marketing Officer.  E. Eugene Lehman, President and CEO of United Bancshares, Inc. stated that, “During the first quarter we both improved our financial results and increased the depth of our management team.  We continue to strive to position ourselves take advantage of opportunities that will allow us to grow and better serve each of our constituencies over the long-term.”

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.